Exhibit 99.1



[SEACOR SMIT INC. LOGO]                                          PRESS RELEASE



                  SEACOR ANNOUNCES A PARTIAL REDEMPTION OF ITS

                         CONVERTIBLE SUBORDINATED NOTES


HOUSTON, TEXAS
March 8, 2001

FOR IMMEDIATE RELEASE - SEACOR SMIT Inc. (NYSE:CKH)("SEACOR") announced today that it has called for redemption on April 9, 2001, $50,000,000 of the $96,327,000 in aggregate principal amount outstanding of its 5-3/8% convertible subordinated notes due 2006. The redemption price would be $1,029.90 per $1,000 principal amount of notes plus accrued interest from November 15, 2000 to the redemption date. Holders of notes being called would be able to convert any or all of their notes into 22.727 shares of Common Stock per $1,000 principal amount of notes until the close of business (5:00 p.m., Eastern Standard Time) on April 6, 2001.

SEACOR expects to enter into a standby agreement with Credit Suisse First Boston under which Credit Suisse First Boston will agree, subject to certain conditions, to purchase from SEACOR the shares of common stock that otherwise would have been delivered upon conversion of up to $50,000,000 aggregate principal amount of the notes that are subject to the call but are not converted. SEACOR would use those proceeds to redeem notes that are called for redemption but not converted.

SEACOR and its subsidiaries engage in two primary activities (i) operation of a diversified fleet of marine vessels primarily dedicated to supporting offshore oil and gas exploration and development in the U.S. Gulf of Mexico, offshore West Africa, the North Sea, the Far East, Latin America, and other foreign regions and (ii) provision of environmental services domestically and internationally, including marine oil spill response, training, and consulting.

This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements herein that describe the company's business strategy, industry outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. The forward-looking statements included in this release are made only as of the date of this release and the company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances.

For additional information, contact Randall Blank at (212) 307-6633, or visit SEACOR's website at www.seacormarine.com.